Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              STRATEGIA CORPORATION

This constitutes Articles of Amendment to the Articles of Incorporation of Strategia Corporation (the "Corporation").

     1. The name of the Corporation is Strategia Corporation.

     2. The text of the amendment (which determines the terms of Series AAA Preferred Stock) is attached hereto as Exhibit A.

     3. The amendment was adopted on November 27, 2000.

     4. The amendment was duly adopted by a resolution of the Board of Directors of the Corporation.



                                        /s/ Robert H. Loeffler
                                        ----------------------------
                                        Robert H. Loeffler, Chairman

                                    Exhibit A

     The Articles of Incorporation of Strategia Corporation (the "Corporation") are hereby amended to provide for a new series of Preferred Stock to be designated as Series AAA Preferred Stock. Series AAA Preferred Stock shall have the following terms:

     SECTION 1. DESIGNATION AND AMOUNT. The series of preferred shares shall be designated and known as Series AAA Preferred Stock, shall consist of 134,976 shares (the "Series AAA Preferred Stock").

     SECTION 2. CONVERSION.

     (a) RIGHT TO CONVERT. The holders of the Series AAA Preferred Stock shall have the right, at their option, to convert all or part of their outstanding shares of Series AAA Preferred Stock into shares of Common Stock, at any time and from time to time so long as the Corporation has at the time of the conversion a sufficient number of authorized but unissued shares of Common Stock to effect such conversion. Each share of Series AAA Preferred Stock shall be convertible into one Thousand (1,000) shares of Common Stock ("Conversion Stock"). The number of shares of Conversion Stock into which each share of Series AAA Preferred shall be converted shall be proportionately adjusted for any increase or decrease in the number of shares of Common Stock out standing arising from any division or consolidation of shares, stock dividend, reverse stock split, or other similar increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Corporation. If the Corporation shall at any time engage in a consolidation, merger, binding share exchange or reorganization (collectively, a ") with or into another corporation or association, holders of Series AAA Preferred (the "Holders") will thereafter receive, upon the conversion of each share thereof, the securities or property to which a Holder of the number of shares of Conversion Stock then deliverable upon the conversion of the Series AAA Preferred would have been entitled upon such Reorganization, and the Corporation shall take such steps in connection with such Reorganization as may be necessary to assure that the pro visions of this Section 2 shall thereafter be applicable, as nearly as is reasonably possible, in relation to any securities or property thereafter deliverable upon the conversion of the Series AAA Preferred. A sale of all or substantially all the assets of the Corporation for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a Reorganization for the purposes of this subparagraph.

     (b) MECHANICS OF CONVERSION. In order to convert any share of Series AAA Preferred Stock, the holder thereof shall deliver to the Corporation at its principal executive offices, the certificate(s) evidencing the Series AAA Preferred Stock to be converted (duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer, if requested by the Corporation), and shall give written notice to the Corporation that such holder elects to convert all or a part of the Series AAA Preferred Stock represented by said certificate(s), and shall state in writing the name or names and denomination in which such holder wishes certificate(s) for Common Stock to be issued. Each such notice of election to convert shall constitute a contract between the holder of such Series AAA Preferred Stock and the Corporation, whereby the holder shall be

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deemed to subscribe for the amount of Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Series AAA Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Series AAA Preferred Stock to be converted, and whereby the Corporation shall be deemed to agree that the surrender of the sof Series AAA Preferred Stock to be converted shall constitute full payment of such subscription for such Common Stock to be issued upon such conversion. As soon as practicable after such delivery, the Corporation shall issue and deliver to the person for whose account such Series AAA Preferred Stock was so surrendered, or to his nominee, a certificate for the number of whole shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the date the shares of Series AAA Preferred Stock to be converted were surrendered to the Corporation (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Date of Conversion.

     (c) EXPENSES AND TAXES. The Corporation shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery of the shares of Common Stock and cash, property or other securities which any holder is entitled to receive upon conversion of any Series AAA Preferred Stock. The Corporation shall not be required to pay any stamp, stock transfer or other similar tax or other governmental charge required to be paid solely by virtue of any transfer involved in the issue of shares of Common Stock in any name other than that of the holder of the Series AAA Preferred Stock converted at the order of such holder.

     (d) NO FRACTIONAL SHARES. If any conversion of the Series AAA Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, then the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded up to the next highest whole number of shares, and no fractional shares shall be issued.

     SECTION 3. RANK. Each share of Series AAA Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution and rights upon redemption, rank equal to the number of shares of Conversion Stock into which it is convertible (without regard to whether such conversion could in fact be effected).

     SECTION 4. DIVIDENDS. No dividend shall be paid on, or declared or set apart for, any share of Common Stock unless at the same time a dividend shall be paid on, or declared and set apart for, each outstanding share of Series AAA Preferred Stock in an amount equal to the aggregate amount of the dividend on that number of shares of Common Stock into which one share of Series AAA is convertible (without regard to whether such conversion could in fact be effected). Except for the participating dividends provided for herein, no dividends shall be payable on or with respect to, the Series AAA Preferred Stock.

     SECTION 5. REDEMPTION BY CORPORATION. The Corporation shall have no right to redeem the Series AAA Preferred Stock.

     SECTION 6. VOTING RIGHTS. The holders of the Series AAA Preferred Stock shall vote together with the Common Stock as a single class, and each share of

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Series AAA Preferred Stock shall be entitled to that number of votes as is equal to the number of shares of Common Stock into which such share of Series AAA Preferred Stock is convertible (without regard to whether such conversion could in fact be effected). Such voting rights shall exist whether or not the Corporation's shareholders have considered or adopted an amendment to the Corporation's Articles of Incorporation increasing the number of authorized but unissued shares of Common Stock so that it is sufficient to provide for the full conversion of the outstanding Series AAA Preferred Stock into Common Stock.

     SECTION 7. RESERVATION OF SHARES OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Series AAA Preferred Stock and issuance of the shares of Common Stock in connection therewith. If, at any time shares of Series AAA Preferred Stock are issued there is an insufficient number of authorized but unissued shares of Common Stock available, the Corporation shall reserve and keep available the correct number of shares of Common Stock as and when they become available as a result of the authorization of additional shares of Common Stock or otherwise.

     SECTION 8. NO IMPAIRMENT. The Corporation shall not by or through amending its articles of incorporation, any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of Series AAA Preferred Stock, but will at all times in good faith carry out and assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights and intended benefits of the holders against impairment.

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